MANAGEMENT SERVICES AGREEMENT


THIS MANAGEMENT SERVICES AGREEMENT (the "Agreement") is made as of the 28th day of July, 1999 by and between Direct Marketing Services Group, LLC, a Maryland Limited Liability Company (the "Manager"), and HealthandBeautyDirect.com, Inc., a Delaware corporation (the
"Company").

WHEREAS, the Members of the Manager consist of shareholders of the general partner of Venture Media Limited Partnership, the Company's majority shareholder, and other consultants/advisors to the Company's predecessor partnership;

WHEREAS the Members of the Manager have heretofore provided certain accounting, marketing, strategic planning and management services to the Company's predecessor partnership and received distributions therefor pursuant to informal arrangements;

WHEREAS, in connection with the proposed initial public offering of the Company (the "Offering"), the parties desire to formalize a management services relationship and establish a formal compensation structure;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Term

This Agreement shall become effective upon the closing of the Offering and shall initially continue until the first anniversary of such closing. Thereafter, this Agreement shall remain in effect for successive one-year periods unless and until either party terminates this Agreement pursuant to Section 4 hereof.

2.   Appointment, Acceptance and Duties

The Company hereby retains the Manager to provide the Company and its subsidiaries and affiliates with accounting, marketing, strategic planning and management services. In performing the foregoing services, the Manager shall carry out such duties and exercise such powers pertaining to the management and operations of the Company as may be determined from time to time by the Board of Directors of the Company.

3.  Management Fee

(a) For the provision of the services herein set forth, subject to review as hereinafter provided, the Company shall pay to the Manager in the aggregate a fee at an annual rate of $175,000. During the term of this Agreement, the Company and the Manager agree that on or before the anniversary of the closing of the Offering, and thereafter before each subsequent year anniversary, the annual fee shall be reviewed by the Manager and the Board of Directors of the Company with a view to ensuring that the Manager's fee is fair and reasonable considering the services to be provided.


(b) The Manager shall submit to the Company, quarterly in arrears, an accurate written record (including receipts) of its reasonable expenses actually and properly incurred by it in connection with carrying out its duties hereunder. The Company agrees that it shall reimburse the Manager for such reasonable expenses no later than the 15th day of the month following the quarter in which the Manager submitted its request.

4.  Termination

Notwithstanding anything to the contrary herein, this Agreement may be terminated by either party upon ninety (90) days prior written notice.

5.  Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts to be performed entirely within the State of Maryland.

6.  No Assignment

This Agreement may not be assigned without the prior written consent of all of the parties hereto.

7. Successors

This Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the Company and the Manager.

8.  Amendments

This Agreement may only be amended by instrument in writing executed by all of the parties hereto.

IN WITNESS THEREOF the parties have executed this Agreement on the date first written above.


Direct Marketing Services Group, LLC

By:  Brian Fraidin, Member


HEALTHANDBEAUTYDIRECT.COM, INC.

By:  Vipul Munjal, Chief Accounting Officer